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                                                                     Exhibit 4.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement"), is made effective as of March 14, 2000, between Venture Lending & Leasing III, Inc., a Maryland corporation ("Seller"), and Venture Lending & Leasing III, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

         Seller was incorporated effective January 28, 2000 and, thus far, Seller has issued no shares of its capital stock. Now, Seller wishes to issue and sell to Buyer, and Buyer wishes to purchase from Seller, 100,000 shares of Seller's common stock (the "Shares"), all on the terms and conditions herein set forth, and all with the result that, after consummation of the transaction contemplated hereunder, Buyer will be the sole shareholder of Seller. Buyer intends to hold the Shares as its primary, but not necessarily its only, asset. Buyer also intends to offer and sell (the "Offering") ownership interests in Buyer ("Membership Interests") to investors ("Members"), who shall be both "qualified purchasers" within the meaning of Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and "accredited investors" within the meaning of the Securities Act of 1933, as amended (the "Act"), in an offering exempt from the registration requirements of the Act pursuant to Regulation D promulgated thereunder.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Purchase and Sale. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Shares.

         2. Purchase Price and Certificates. The purchase price for the Shares is $25,000 (the "Purchase Price"), or $0.25 per Share. Seller hereby acknowledges its receipt of the full Purchase Price in the form of a transfer of funds, made contemporaneously herewith, to the account designated, and pursuant to the instructions provided, by Seller. Buyer hereby acknowledges receipt of a certificate for the Shares.

         3. Capital Contributions. From time to time, Seller may request that Buyer make contributions to Seller's capital ("Capital Contributions") to pay expenses ("Expenses") or fund investments which Seller proposes to make ("Proposed Investments"). In connection with any requested Capital Contribution, Seller shall furnish Buyer (a) in the case of an Expense, with invoices or other documentation relating to such Expense or (b) in the case of a Proposed Investment, with such materials as are reasonably sufficient to allow Buyer to evaluate the Proposed Investment (in either case, the "Materials"). Buyer shall then, in a reasonably timely manner, review the Materials and may, in its sole and absolute discretion, but in no case shall be required to, make the Capital Contribution requested by Seller. Notwithstanding the foregoing, the parties hereby agree and acknowledge that in no event shall Capital Contributions exceed, in the aggregate, the Members' aggregate amount of subscription obligations for the purchase of Membership Interests in Buyer.




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         4.       Buyer's Representations and Warranties. Buyer represents and warrants to, and covenants with, Seller as follows:

                  4.1 Investment Purposes. Except in connection with the Offering, (a) the Shares are being acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, (b) Buyer has no intention of selling, granting any participation in, or otherwise distributing the Shares, and (c) Buyer does not have any contract, undertaking, agreement or arrangement to sell, transfer or grant participations to any person with respect to any of the Shares.

                  4.2 Lack of Registration. Buyer understands and acknowledges that the Shares have not been registered under either the Act or under the applicable securities laws of any state ("State Acts") by reason of specific exemptions therefrom. Buyer must bear the economic risk of its investment for an indefinite period of time since the sale of the Shares has not been registered under the Act or State Acts and the Shares cannot be transferred by Buyer unless such transfer is registered under the Act and qualified under the State Acts or exemptions from such registration or qualification as may be available. Seller has made no agreement, covenant or undertaking whatsoever to register or qualify the transfer by Buyer of any of the Shares under the Act or State Acts or qualify for an exemption therefor. Buyer acknowledges that there is no market for the Shares and none will develop.

                  4.3 Buyer's Covenants. Buyer shall not dispose of any of the Shares unless and until (a) Buyer shall have notified Seller of the proposed disposition and shall have furnished Seller with a statement of the circumstances surrounding the proposed disposition and (b) Buyer shall have furnished Seller with an opinion of counsel satisfactory in form and substance to Seller and Seller's counsel to the effect that such disposition will not require registration under the Act or qualification under the State Acts and that appropriate action necessary for compliance with the Act and the State Acts and any other applicable local or foreign law has been taken. Buyer recognizes and acknowledges that the certificate for the Shares, if any, shall contain the following legend:

         THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THEY MAY BE OFFERED AND SOLD ONLY IF REGISTERED OR QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE.

                  4.4 Access to Information. Buyer has had the opportunity to ask questions of, and to receive answers from, Seller with respect to the terms and conditions of the transaction contemplated hereunder and with respect to the Seller's proposed investments, business affairs and operations. Buyer has had access to such financial and other information as is necessary in order for it to make a fully-informed decision as to an investment in Seller by way of purchase of the Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which he has had access.



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         5.       Representations and Warranties of Seller. Seller represents and warrants to, and covenants with, Buyer as follows:

                  5.1 Organization and Authority; Articles and Bylaws. Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the corporate power and authority to own and operate the properties and to carry on the business as it does now and as it proposes to do in the future. Seller has furnished Buyer with copies of its articles of incorporation and its bylaws and such copies are true, correct and complete and contain all amendments through the date hereof.

                  5.2 Capitalization. Immediately prior to consummation of the transaction contemplated hereunder, the authorized capital stock of Seller consisted of 10,000,000 shares of common stock, $001 par value, none of which had been issued and none of which were outstanding, such that, immediately after consummation of the transaction contemplated hereunder, Buyer shall be the sole shareholder of Seller. There are no outstanding warrants, options or conversion privileges, or other rights or agreements to purchase or otherwise acquire or issue any shares of common stock of Seller.

6.       Miscellaneous Provisions.

         6.1 Survival of Representations and Warranties. The representations and warranties herein made shall survive consummation of the transaction contemplated hereunder.

         6.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Each party hereto represents that, in entering into this Agreement, such party has relied solely upon the express provisions of this Agreement and has not relied upon any other party's inducements, promises, representations or obligations to make any disclosures. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         6.3 Assignment. This Agreement shall be binding on and, subject to the provisions of Section 4, hereof, shall inure to the benefit of the parties' respective successors and assigns, each of whom, subject to the provisions of
Section 4 hereof and the requirement that the written consent of the other party be first obtained, which consent may be withheld for any reason whatsoever or no reason at all, shall have the right to assign and otherwise transfer all or any portion of this Agreement or the benefits thereof.

         6.4 Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

         6.5 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile with the same effect as if the parties had all signed the same



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document in ink. All counterparts shall be construed together and shall constitute one agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

"SELLER"

VENTURE LENDING & LEASING III, INC.,
a Maryland corporation

                                        Dated
------------------------------                --------------------------------
By:      Salvador O. Gutierrez
Its:     President


"BUYER"

VENTURE LENDING & LEASING III, LLC,
a Delaware limited liability company

By:      VLLI Capital, LLC,
         a Delaware limited liability company
Its:     Manager

         By:      Westech Investment Advisors, Inc.,
                  a California corporation
         Its:     Managing Member

                                                    Dated
                  --------------------------             -----------------------
                  By:      Ronald W. Swenson
                  Its:     Chief Executive Officer



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